Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Plumas Bancorp and subsidiary of our report dated March 7, 2019, with respect to the consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows of Plumas Bancorp and subsidiary for the year ended December 31, 2018, and the related notes and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus.

/s/ Vavrinek, Trine, Day & Co., LLP

Laguna Hills, California

May 3, 2021